Exhibit 99.1

VAALCO ENERGY ANNOUNCES LISTING PLAN ACCEPTED BY THE NYSE AND STOCK PRICE COMPLIANCE

HOUSTON – February 1, 2017 – VAALCO Energy, Inc. (NYSE: EGY) (“VAALCO” or the “Company”) today announced that the New York Stock Exchange (the “NYSE”) has accepted the Company’s plan of compliance for continued listing.  As a result, the Company’s common stock will continue to be listed on the NYSE, subject to quarterly reviews by the NYSE’s Listing and Compliance Committee to ensure the Company’s progress toward its plan to restore compliance with the continued listing standards.  The plan extends for 18 months through May, 2018, subject to reassessment. The Company had previously received notification from the NYSE on November 30, 2016 that the Company’s market capitalization had fallen below the NYSE’s continued listing standard because the Company’s average market capitalization fell below $50 million over a trailing 30 trading-day period and its last reported stockholders’ equity was less than $50 million.

The NYSE had also notified VAALCO on August 9, 2016, that the Company had fallen below the NYSE continued listing standard requiring that the average closing price of its common stock be at least $1.00 per share over a consecutive 30 trading-day period.

The Company’s stock price has remained above $1.00 per share since December 14, 2016 and has regained compliance with the $1.00 requirement as of January 31, 2017. While the Company’s market capitalization has exceeded $50 million since December 5, 2016, the Company understands that it must maintain a market capitalization in excess of this requirement for at least two consecutive quarters prior to being deemed in compliance.  If the market capitalization remains above $50 million on an average basis for at least two consecutive quarters, then the NYSE can consider the Company for an accelerated return to compliance.

Cary Bounds, VAALCO’s Chief Executive Officer commented, “We are confident that the strategy we have undertaken, our operational successes and the improving commodity price environment will enable us to continue to create value for our shareholders.  We remain focused on optimizing production, while pursuing value adding growth opportunities that will sustain VAALCO for 2017 and beyond.”

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, development and production of crude oil. The Company's properties and acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for liquidity and capital resources, future drilling, completion, workover and other operations and activities. All statements, other than statements of historical facts, included in this release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements may include expected capital expenditures, future drilling plans, prospect evaluations, liquidity, negotiations with governments and third parties, expectations regarding processing facilities, and reserve growth. These statements are based on assumptions made by VAALCO based on its experience, perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control. These risks include, but are not limited to oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks, and regulatory changes. These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2015, subsequent quarterly reports on Form 10-Q, and other reports filed with the SEC. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information: Investor Contact Elizabeth Prochnow 713-623-0801